CONVERTIBLE BONDS SUBSCRIPTION AGREEMENT

by and among

Cintel Corp.,
Issuer

Korea Culture Promotion Inc.
Subscriber

and

Phoenix M&M Corporation
Subscriber

April 12, 2007

CONVERTIBLE BONDS SUBSCRIPTION AGREEMENT

This CONVERTIBLE BONDS SUBSCRIPTION AGREEMENT (the “Agreement”) is made and entered into as of April 12, 2007 by and among the parties stated hereunder:

(1)  Cintel Corp., a corporation incorporated under the laws of the State of Nevada having its principal office at 9900 Corporate Campus Drive Suite 3000 Louisville, KY 40223, U.S.A. (the “Company”);

(2)  Korea Culture Promotion Inc., a company incorporated under the laws of the Republic of Korea (“Korea”) having its principal office at 503-5, 2F Duwon Building, Sinsa-Dong, Gangnam-Gu, Seoul, Korea; and

(3)  Phoenix M&M Corporation, a company incorporated under the laws of Korea having its principal office at 180 Unyong-Ri, Dunpo-Myun, Asan, Chungchoengnam-Do, Korea (Korea Culture Promotion Inc. and Phoenix M&M Corporation shall hereinafter be referred to as the “Subscribers” altogether and the “Subscriber” respectively).

Recitals

Whereas, the Company has authorized the sale of convertible bonds in an aggregate principal amount of Korean Won (“KRW” or “Won”) 10,000,000,000 (Ten Billion Won) (the “Bonds” or “Convertible Bonds”), convertible into shares of the Company’s common stock, having the par value of 0.001 United States Dollars (“USD”) (the “Common Stock”);

Whereas, each of the Subscribers desires to subscribe for the Bonds in the principal amount of KRW 5,000,000,000 (Five Billion Won) on the terms and conditions set forth herein; and

Whereas, the Company and the Subscribers are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(2) and/or Regulation S of the United States Securities Act of 1933, as amended (the “U.S. Securities Act”) and its applicable state securities laws.

Now Therefore, in consideration of the foregoing recitals and the mutual promises, representations, warranties and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Issuance of the Convertible Bonds.

Pursuant to the terms and conditions set forth in this Agreement on the Closing Date (as defined below), the Company shall issue to the Subscribers, and the Subscribers shall subscribe for, KRW 10,000,000,000 (Ten Billion Won) Convertible Bonds due on April 12, 2012, in accordance with the terms and conditions set forth in Exhibit A. The Bonds will be issued at an issue price (the “Subscription Price”) equal to 100 per cent. of the principal amount of the Bonds.

2. Payment of Subscription Price for the Convertible Bonds.

       The Subscription Price for the Convertible Bonds shall be paid or caused to be paid by the

Subscribers to the Company at 10 a.m., Seoul, Korea, on the Closing Date in same day funds.

3. Closing

3.1 Closing Date and Place. The closing of the issuance and subscription of the Convertible Bonds (the “Closing”) will be held at the offices of one of the Subscribers or such other place as agreed between the parties hereto such other place as agreed between the parties hereto, at 10 a.m., Seoul, Korea time, on April 12, 2007, or such other date as agreed between the parties hereto (the “Closing Date”).

3.2 Conditions to Closing. The Closing is conditional upon fulfillment or waiver by the Company of the followings:

(i)  The issue and subscription of the Convertible Bonds on the terms and conditions herein provided shall not violate any requirements of law applicable to the Company or the Subscribers; and

(ii)  The Subscribers and the Company shall have completed or obtained all requisite governmental or internal approvals, consents and filing of reports.

3.3Closing Deliveries

3.3.1 Closing Deliveries of the Company. On the Closing Date, the Company shall deliver or cause to be delivered to the Subscribers all the following documents at the same time, in form and substance reasonably satisfactory to the Subscribers:

(i)  a receipt signed by a duly authorized officer of the Company, acknowledging receipt of the Subscription Price;

(ii)  bond certificate(s) representing the Convertible Bonds;

(iii)  a certificate of a duly authorized officer of the Company attaching copies, certified by such officer as true and complete, of the resolutions of its board of directors in connection with the authorization and approval of the execution, delivery and performance of this Agreement and the consummation of the transaction contemplated hereunder and of all other documents evidencing all necessary corporate action taken in connection therewith;

(iv)  a certified copy of the Commercial Registry extract of the Company or equivalent documents in the jurisdiction of the Company, dated as of a date no later than the date hereof;

(v)  the Articles of Incorporation of the Company or equivalent documents in the jurisdiction of the Company; and

(vi)  such other documents as the Subscribers may reasonably request.

3.3.2 Closing Deliveries of the Subscribers. On or prior to the Closing Date, each of the Subscribers shall deliver or cause to be delivered to the Company the following, in form and substance reasonably satisfactory to the Company:

        (i)      a certificate from a duly authorized officer of the Subscriber attaching copies, certified by such officer as true and complete, of the resolutions of its board of directors or committee in connection with the authorization and approval of the execution, delivery and performance of this agreement and the consummation of the transaction contemplated hereunder and of all other documents evidencing all necessary corporate action taken in connection therewith;

    (ii)a certified copy of the Commercial Registry extract for the Subscriber, dated as of a date no later than the date hereof; and

    (iii)such other documents as the Company may reasonably request.

4. Termination

4.1 Termination of Agreement. This Agreement may be terminated by notice in writing at any time prior to the Closing by:

(i)  the Company or each of the Subscribers, if any governmental authority of competent jurisdiction shall have issued any judgment, injunction, order, ruling or decree or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such judgment, injunction, order, ruling, decree or other action becomes final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this clause (i) shall have used its best and reasonable efforts to have such judgment, injunction, order, ruling or decree lifted, vacated or denied;

(ii)  the Company and both of the Subscribers, if the Company and both of the Subscribers so mutually agree in writing;

(iii)  the Company or each of the Subscribers, if there has been a material breach on the part of the other party of its representations, warranties and undertakings, and the failure to perform its obligations, set forth in this Agreement and the other party fails to cure such breach in fourteen (14) calendar days after the other party receives a notice of such breach; and

(iv)  the Company or each of the Subscribers, if any of the conditions specified Section 3.2 hereof has not been satisfied or waived.

4.2 Effect of Termination. If this Agreement is terminated in accordance with Section 4.1 hereof and the transactions contemplated hereby are not consummated, this Agreement shall become null and void and shall be of no further force and effect. No party shall be under any liability to the other party in respect of this Agreement, only if this Agreement is terminated pursuant to Article 4.1(i) and (ii) hereof.

4.3 Indemnification. In case of termination hereof under Article 4.1(iii) or (iv) above, the party with the fault causing such termination shall indemnify and hold the other parties, its directors, officers, employees, sub-contractors or agents harmless from any and all reasonable losses and damages incurred by the non-breaching party.

5.Representations, Warranties and Undertakings of the Subscribers.

5.1  Representations and Warranties: Each of the Subscribers represents to the Company as of the date of this Agreement and as of the Closing Date that:

a.  Organization and Qualification. The Subscriber is duly organized and validly existing under the law of the jurisdiction in which it is incorporated, and has the requisite corporate power to own its properties and to carry on their business as now being conducted. The Subscriber is duly qualified to do business in every jurisdiction in which the nature of the business conducted by it makes such qualification necessary and where the failure so to qualify would have a Material Adverse Effect. “Material Adverse Effect” means any material adverse effect on the business, properties, operations, assets, financial condition or results of operations of the Subscriber or the Company, as the case may be, taken as a whole, or on the transactions contemplated hereby or by the agreements or instruments to be entered into in connection herewith.

b.  Authorization; Enforcement. (i) The Subscriber has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement in accordance with the terms hereof and thereof, (ii) the execution and delivery of this Agreement by the Subscriber and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by its board of directors or committee and no further consent or authorization of the Subscriber, or its board of directors, committee or stock holder is required, (iii) this Agreement has been duly executed and delivered, and (iv) this Agreement constitutes a valid and binding obligation of the Subscriber enforceable against the Subscriber in accordance with its terms.

c.  Evaluation. The Subscriber has experiences in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. The Subscriber must bear the economic risk of this investment until the Bonds are sold pursuant to (i) an effective registration statement under the U.S. Securities Act, or (ii) an exemption from registration.

d.  Acquisition for Own Account. The Subscriber is acquiring the Bonds and the shares of Common Stock issuable upon conversion of the Bonds (the “Bond Shares”) for the Subscriber’s own account for investment only, and not with a view towards their distribution.

e.  Non-Reliance. The Subscriber represents that by reason of its business and financial experience, the Subscriber has the capacity to protect its own interests in connection with the execution and delivery of this Agreement and the transactions contemplated in this Agreement.

f.  No General Solicitation. The subscriber acknowledges that the Bonds were not offered to the Subscriber by means of any form of general or public solicitation or general advertising, or publicly disseminated advertisements or sales literature, including (i) any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media, or broadcast over television on radio, or (ii) any seminar or meeting to which the Subscriber was invited by any of the foregoing means of communications. The Subscriber, in making the decision to purchase the securities, has relied upon independent investigation made by it and the representations, warranties and agreements set forth herein and has not relied on any information or representations made by third parties.

g.  Legends.

    (i) The Bonds shall bear substantially the following legend until the Bonds and Bond Shares are covered by an effective registration statement filed with the Securities and Exchange Commission (“SEC”):

“THIS BOND AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THIS BOND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR, IF APPLICABLE, STATE SECURITIES LAWS. THIS BOND AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THIS BOND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.”

(ii)  The Bond Shares shall bear a legend which shall be in substantially the following form until such shares are covered by an effective registration statement filed with the SEC:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR IF APPLICABLE, STATE SECURITIES LAWS. THESE SHARES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.”

6. Representations, Warranties and undertakings of the Company.

6.1 Representations and Warranties: The Company represents to the Subscribers as of the date of this Agreement and the Closing Date that:

a. Organization and Qualification. The Company is duly organized and existing in good standing under the law of the jurisdiction in which it is incorporated, and has the requisite corporate power to own its properties and to carry on its business as now being conducted. The Company is duly qualified as a corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted by it makes such qualification necessary and where the failure so to qualify would have a Material Adverse Effect.

b. Authorization; Enforcement. (i) The Company has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement, and to issue the Bonds and Common Stock issuable upon conversion, in accordance with the terms hereof and thereof, (ii) the execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by its board of directors and no further consent or authorization of the Company, or its board of directors or stock holder is required, (iii) this Agreement has been duly executed and delivered, and (iv) this Agreement constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

c. Issuance of Bonds. The Bonds are duly authorized and are validly issued, fully paid and non-assessable, free of any encumbrances, and are not subject to preemptive rights of the Company’s Certificate of Incorporation, Bylaws and other constitutional documents.

d. No Conflicts. The execution, delivery and performance of this Agreement and the Bonds issued by the Company and the consummation by the Company of the transactions contemplated hereby will not (i) result in a violation of the Certificate of Incorporation, By-laws or other constitutional documents of the Company or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both could become a default) in material respects under, or give to others any rights of termination, amendment or cancellation of, any agreement, indenture or instrument to which the Company is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) in material respects applicable to the Company or by which any material property or asset of the Company is bound or affected.

e. Third Party Consents. Except as specifically contemplated by this Agreement and as required under the U.S. Securities Act and the Korea Securities and Exchange Act and the regulations thereunder and a report to, and acceptance thereof by, the Ministry of Finance Economy of Korea, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency or any regulatory or self regulatory agency in order for it to execute, deliver or perform any of its obligations under this Agreement in accordance with the terms hereof or thereof.

f. Absence of Litigation. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company, threatened against or affecting the Company that is reasonably likely to have a Material Adverse Effect.

g. Patents, Copyrights, etc. The Company (i) owns or has the right to use, free and clear of all liens, claims, encumbrances, pledges, security interests, and other adverse interests of any kind whatsoever, all patents, inventions, know-how, trade secrets, trademarks, service marks, trade names, copyrights, technology, and all licenses and rights with respect to the foregoing, used in the conduct of its business as now conducted or proposed to be conducted without, to the best knowledge of the Company, infringing upon or otherwise acting adversely to the right or claimed right of any person, Company or other entity, (ii) is not obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner or licensee of, or other claimant to, any patent, trademark, service mark, trade name, copyright, know-how, technology or other intangible asset, with respect to the use thereof or in connection with the conduct of its business or otherwise and (iii) has not received any notice of infringement of or conflict with asserted rights of others with respect to any of the foregoing which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, might have a Material Adverse Effect.

h. Taxes. The Company has filed or caused to be filed all income tax returns which is required to be filed and has paid or caused to be paid all taxes and all assessments received by them to the extent that such taxes and assessments have become due, except taxes and assessments the validity or amount of which is being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside, and except for such returns for which the failure to file would not have a Material Adverse Effect upon the Company. The Company has paid or caused to be paid, or has established reserves that the Company reasonably believes to be adequate in all material respects, for all federal income tax liabilities and state income tax liabilities applicable to the Company for all fiscal years which have not been examined and reported on by the taxing authorities (or closed by applicable statutes).

i. No Material Adverse Change. There has been no material adverse change in the business and financial conditions of the Company since the date of its last audited financial statements.

j. No Violation of Law. The Company is not in violation of and is not under investigation with respect to and, to the best knowledge of the Company, has not been threatened to be charged with or given notice of any violation of, any law or government order, which would have a Material Adverse Effect.

6.2  Undertaking. The Company undertakes with the Subscribers that:

a. Inspection and Information Provision. The Company shall prepare and deliver, to the extent permissible under the applicable law, to the Subscribers: (i) audited annual financial statements and management report within 90 days after the end of each fiscal year; (ii) unaudited quarterly financial and management information within 45 days after the end of each quarter; (iii) material information concerning the management and operation of the Company at least on a monthly basis; (iv) copies of all documents or other information sent to any shareholder or bondholder that are material to the rights and/or obligations of the Subscribers; (v) annual budget within 30 days prior to the end of each fiscal year, if such annual budget has been prepared; and (vi) copies of any material reports filed by the Company with any relevant securities exchange, regulatory authority or government agency. The Company shall make available to the Subscribers the directors or other responsible officers of the Subscribers as to the matters relating to this Agreement and copies of all notices, statements and documents in connection therewith that the Subscribers may reasonably request. More specifically, while the Subscribers is a shareholder or bondholder of the Company, the Company shall (i) give the Subscribers and its representatives reasonable access to the offices and properties during normal business hours of the Company and to books and records of the Company; (ii) furnish to the Subscribers and its advisors such financial and operating data and other information relating to the Company, to the extent permissible under the applicable law, as such persons shall reasonably request; and (iii) instruct employees and advisors of the Company to cooperate with the Subscribers in respect of the foregoing.

b. Notice Obligation: In case there is any material change at the Company, the Company shall promptly inform the Subscribers in writing.

6.3 Negative Covenant. Unless specifically permitted in writing by the Subscribers, so long as any of the Bonds remain outstanding, the Company undertakes with the Subscribers that:

a. it will not acquire its own stock / treasury stock;

b. it will not issue any securities or stock option, except for securities issuable upon the exercise of presently outstanding options, warrants and other convertible bonds which have been in writing disclosed to the Subscribers as of the date of this Agreement ;

c. it will not issue any convertible bonds, bonds with warrants and/or other securities convertible into shares of the Company, with the exception for the convertible bonds agreed to be issued to KTB Networks in the amount of up to KRW 10 billion and the convertible bonds agreed to be issued to Woori Private Equity Fund in the amount of up to KRW 60 billion;

d. it will not take any steps for capital reduction;

e. after the listing of its shares on any stock exchanges, it will not go through the delisting process nor take any steps that may cause the delisting of shares of the Company;

f. it will not enter into dissolution, liquidation, bankruptcy or other similar proceeding;

g. it will not merge, consolidate, spin-off, reorganize or take other similar steps; and

    h. it will not borrow, loan, incur debt/liability, provide guarantee for third party debts or take any other similar action, involving an amount equal to US$10 million or above in aggregate;

7. Conversion of Convertible Bonds.

7.1 Mechanics of Conversion.

(i)In the event that the Subscriber has notified the Company of the Subscriber’s intention to sell the Bond Shares and the Bond Shares are included in an effective registration statement or are otherwise exempt from registration when sold: (1) Upon the conversion of the Bonds or part thereof, the Company shall, at its own cost and expense, take all necessary action (including the issuance of an opinion of counsel) to assure that the Company's transfer agent shall issue stock certificates in the name of the Subscriber (or its nominee) or such other persons as designated by the Subscriber and in such denominations to be specified representing the number of Bond Shares issuable upon such conversion; and (2) The Company warrants that no instructions other than these instructions have been or will be given to the transfer agent of the Common Stock and that the Bond Shares issued will be unlegended, free-trading, and freely transferable, and will not contain any legend restricting the resale or transferability of the Bond Shares other than the legends set out under Section 5.1(i).

(ii)The Subscriber will give notice of his decision to exercise his right to convert some or all of the Bonds, which is within its sole discretion and at its option, by faxing or otherwise delivering an executed and completed notice of the number of shares to be converted to the Company (the “Notice of Conversion”). The Subscriber will not be required to surrender the Bonds until the Subscriber receives a certificate or certificates, as the case may be, representing the Bond Shares or until the Bonds has been fully satisfied. Each date on which a Notice of Conversion is faxed or delivered to the Company in accordance with the provisions hereof shall be deemed a “Conversion Date.” The Company will or will cause the transfer agent to transmit the Common Stock certificates representing the shares issuable upon conversion of the Bonds (and a certificate representing the balance of the Bonds not so converted, if requested by a Subscriber) to the Subscriber via express courier for receipt by the Subscriber within five (5) business days after receipt by the Company of the Notice of Conversion.

8. Miscellaneous.

8.1  Entire Agreement. This Agreement, the exhibits and schedules hereto, and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

8.2  Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be as follows at such other address as the Company or the Subscriber may designate by ten days advance written notice to the other parties hereto:

to the Company:

Cintel Corp.
9900 Corporate Campus Drive Suite 3000
Louisville, KY 40223
U.S.A.

Attention: Sang Don Kim
Telephone No.: 822-512-2111
Facsimile No.: 822-512-5111

with a copy to

Phoenix Asset Management Inc.
26th Fl., Hanwha Securities Bldg.
23-5, Yoido-dong, Youngdeungpo-gu
Seoul 150-717, Korea

Attention: Stanley S.Y. Oh
Telephone No.: 822-799-2202
Facsimile No.: 822-799-2286

to the Subscribers:

Korea Culture Promotion Inc.
503-5 Duwon Building, Sinsa-Dong, Gangnam-Gu, Seoul, Korea
Attention: Hyeong Gun Jang
Telephone No.: 822-560-9811
Facsimile No.: 822-560-9820

Phoenix M&M Corporation,
180 Unyong-Ri, Dunpo-Myun, Asan, Chungchoengnam-Do, Korea

Attention: Jae Kyong Yoo
Telephone No.: 8241-534-2136
Facsimile No.: 8241-534-2136

8.3  Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

8.4  Facsimile Signatures; Counterparts. This Agreement may be executed by facsimile signatures and in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

8.5  Broker's Fees. Each party hereto represents and warrants that no agent, broker, investment banker, person or firm acting on behalf of or under the authority of such party hereto is or will be entitled to any broker's or finder's fee or any other commission directly or indirectly in connection with the transactions contemplated herein, except as specified herein with respect to the Company.

8.6 Waiver of Immunity. Each of the parties hereto irrevocably waives any immunity to which it or its property may at any time be or become entitled, whether characterized as sovereign immunity or otherwise, from any set-off or legal action in Korea or elsewhere, including immunity from service of process, immunity from jurisdiction of any court or tribunal, and immunity of any of its property from attachment prior to judgment or from execution of a judgment.

8.7 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of Korea, except for the laws of the United States of America or relevant state laws mandatorily applicable to the Company or the Bonds. The Seoul Central District Court of Korea shall have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and accordingly any legal action or proceedings arising out of or in connection with this Agreement shall be brought in such court.

8.8 Successors in Interest. This Agreement may not be assigned or transferred by the Company without the prior written consent of both of the Subscribers. Except as otherwise provided herein, all provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the respective heirs, executors, administrators, personal representatives and successors and permitted assigns of any of the parties to this Agreement.

8.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effectuate the original intent of the parties as closely as possible.

8.10  Construction. Each party acknowledges that its legal counsel participated in the preparation of this Agreement and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Agreement to favor any party against the other.

8.11 Costs, Expenses and Taxes. Each of the Company and the Subscribers shall be responsible for any and all costs, expenses and taxes (including, without limitation, attorney fees) respectively incurred by it in connection with the execution and delivery of this Agreement and the performance of its obligations under this Agreement.

8.12 Confidentiality. Each of the Company and the Subscribers agrees not to disclose to any person any information relating to the business, finances or other matters of the other party that it may have obtained as a result of the execution of this Agreement or of which it may otherwise become possessed as a result of being party to this Agreement or the performance of its obligations hereunder. Each of the Company and the Subscribers shall use all reasonable endeavors to prevent any such disclosure; provided, however, that the provisions of this Section 8.12 shall not apply:

(a) to the disclosure of any information: (i) to any person who is required to know the same to perform its obligations under this Agreement; (ii) already known to the recipient otherwise than as a result of entering into this Agreement; (iii) subsequently received by the recipient which it would otherwise be free to disclose; (iv) which is or becomes public knowledge otherwise than as a result of the breach of this Section 8.12 of the recipient; (v) to professional advisers or auditors who receive the same under a duty of confidentiality on a need to know basis; and (vi) with the consent of all the parties to whom such confidential information relates; and

(b) to any extent that the recipient is required to disclose any information pursuant to any law or order of any court or pursuant to any direction, request or requirement (whether or not having the force of law) of any governmental or other regulatory or taxation authority or stock exchange on which the Convertible Bonds are listed from time to time (including, without limitation, any official bank examiners or regulators).

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In Witness Whereof, the parties hereto have executed this CONVERTIBLE BONDS SUBSCRIPTION AGREEMENT as of the date set forth in the first paragraph hereof.

For and on behalf of Cintel Corp. /s/ Sang Don Kim Name: Sang Don Kim Title: President and Chief Executive Officer	For and on behalf of Korea Culture Promotion Inc. /s/ Sang Jin Lee Name: Sang Jin Lee Title: Chief Executive Officer

For and on behalf of Phoenix M&M Corporation /s/ Yoo Jae Kyong Name: Yoo Jae Kyong Title: Finance Manager

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EXHIBIT A
THIS BOND AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THIS BOND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR, IF APPLICABLE, STATE SECURITIES LAWS. THIS BOND AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THIS BOND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

KRW 10,000,000,000 Convertible Bond due on April 12, 2012 (the “Bond”)
Convertible into Common Shares of Cintel Corp.
Bond Certificate No.: ☐

April 12, 2007 (the “Issue Date”)

The Bonds are issued in the denomination of KRW 5,000,000,000 (Five Billion Korean Won) in an aggregate principal amount of KRW 10,000,000,000 (Ten Billion Korean Won). This bond certificate may not be subdivided for a period of one year from the Issue Date; provided that additional certificate(s) of different denomination(s) may be created by Cintel Corp. (the “Company”) in case of partial redemption or conversion of the Bonds by the Subscriber and/or the Holder.

The issuance of the Bonds was duly authorized by the resolution of the Board of Directors of the Company passed on March 29, 2007. References herein to the Conditions shall be to the terms and conditions of the Bond attached hereto (the “Conditions”).

For value received, the Company, subject to and in accordance with the Conditions, promises to pay to [ ] or their respective registered assigns (collectively the “Holder”) upon presentation and surrender of this Certificate the principal sum of Korean Won 5,000,000,000 (Five Billion Korean Won) (or such other amount as is shown on the register of the bondholder with respect to the Bond as being represented by this Certificate) on April 12, 2012 (the “Maturity Date”) or on such earlier date as such sum becomes due and repayable under the Conditions, together with any other sums payable under the Conditions, all subject to and in accordance with the Conditions.

The coupon rate of the Bond shall be at the compounded interest rate of 2.3% per annum until the date of conversion thereof; however, if conversion right is not exercised during the conversion period (i.e., the period from the day after the Issue Date until one month prior to the Maturity Date), then regardless of the coupon rate, the Company shall guarantee a compounded interest rate of 8% per annum (which includes the coupon rate of 2.3%) in total on the Bond. The Company shall pay interest in cash on the Interest Payment Date (as defined below), provided that if the Interest Payment Date is not a Business Day (as defined in the Conditions) then such payment shall be made on the first Business Day thereafter without bearing additional interest. “Interest Payment Date” means a day falling every six month after the Issue Date up to the Maturity Date. At any time between the day after the Issue Date and one month prior to the Maturity Date, the Bond may, at the option of the Holder, be converted into common shares in the Company by the number of shares which will be calculated by dividing the principal amount of the Bond by 0.7 United States Dollars, and a remaining fractional amount, if any, which is less than the Conversion Price (as defined in the Terms and Conditions of the Bonds), shall be returned to the Subscriber without any interest on the Maturity Date.

This Certificate is governed by, and shall be construed in accordance with, the laws of the Republic of Korea. The Company has submitted to the exclusive jurisdiction of the Seoul Central District Court of Korea for all purposes in connection with this Certificate.

IN WITNESS WHEREOF the Company has caused this Certificate to be duly executed on its behalf and under its corporate seal.

CINTEL CORP.

By: _________________________
Name:
Title:

3

ATTACHMENT
TERMS AND CONDITIONS OF THE BONDS

The statements in these terms and conditions (the “Conditions”) constitute Korean Won 10,000,000,000 Convertible Bonds of Cintel Corp. (the “Company”) due on April 12, 2012 (the “Bonds”) and the holder of the Bonds (the “Holder”) is entitled to the benefit of and is bound by all the provisions of the Conditions. The term “Agreement” as used herein shall refer to the Convertible Bonds Subscription Agreement executed by and among the Company and the Subscribers dated as of April 12, 2007.

1.  Status, Type, Denomination, Repayment of Principal and Interest

The Bonds constitute direct, secured and unsubordinated obligations of the Company and rank at least with all other present and future debt and obligations of the Company. The Bonds are in registered form (Ki-Myoung-Shik). The Bonds are due and payable as follows:

(A) The principal amount of the Bonds, together with all accrued and unpaid interest then outstanding, shall be due and payable on April 12, 2012 (the “Maturity Date”).

(B)  The Bonds are issued in the denomination of KRW 5,000,000,000 (Five Billion Korean Won) in an aggregate principal amount of KRW 10,000,000,000 (Ten Billion Korean Won). The bond certificate may not be subdivided for a period of one year from the date of issuance of the Bonds (the “Issue Date”); provided that additional certificate(s) of different denomination(s) may be created by the Company in case of partial redemption or conversion of the Bonds by the Holder.

(C) The coupon rate of the Bonds shall be at the compounded interest rate of 2.3% per annum until the date of conversion thereof; however, if conversion right is not exercised during the conversion period (i.e., the period from the day after the Issue Date until one month prior to the Maturity Date), then regardless of the coupon rate, the Company shall guarantee a compounded interest rate of 8% per annum (which includes the coupon rate of 2.3%) in total on the Bonds. The Company shall pay interest on the Interest Payment Date (as defined below), provided that if the Interest Payment Date is not a Business Day (as defined below) then such payment shall be made on the first Business Day thereafter without bearing additional interest. “Business Day” means any day on which banks are open for business in Seoul. “Interest Payment Date” means a day falling every six month after the Issue Date up to the Maturity Date.

2.     Conversion

(A)   Conversion Period and Conversion Price

At any time between a day after the issuance date of the Bonds and one month prior to the Maturity Date, the Holder has a right to convert any Bond, whether wholly or in part, into shares of common stock of the Company (the “Common Shares”) at the option of the Holder (the “Conversion Right”). The number of the Common Shares to be issued will be determined by dividing the principal amount of the Bonds deposited for conversion (translated into United States Dollars at the fixed rate of United States Dollars 1.00 = Korean Won 900) by the Conversion Price, as adjusted herein, at the Conversion Date (both as hereinafter defined), and a remaining fractional amount, if any, which is less than the Conversion Price shall be returned to the Holder without any interest on the Maturity Date.

The price at which the Common Shares of the Company will be issued upon conversion will be United States Dollars 0.7 per Common Share (the “Initial Conversion Price”) but will be subject to adjustment in the manner provided in Conditions 2(C) and 2(D) (the “Conversion Price”).

(B)      Procedure for Conversion

To exercise the Conversion Right attaching to any Bond, the Holder must complete, execute and deposit at his own expense during normal business hours at the specified office of the Company a notice of conversion (a “Conversion Notice”) in duplicate in the form obtainable from the Company together with the relevant Bond.

 The date on which any Bond and the Conversion Notice (in duplicate) relating thereto are deposited with the Company or, if later, the date on which all conditions precedent to the conversion thereof are fulfilled is hereinafter referred to as the “Deposit Date” applicable to such Bond and must fall at a time when the Conversion Right attaching to such Bond is expressed in these Terms and Conditions to be exercisable. The request for conversion shall be deemed to have been made at 23:59 hours (New York time) on the Deposit Date applicable to the relevant Bond (herein referred to as the Conversion Date applicable to such Bond). A Conversion Notice once deposited may not be withdrawn without the consent in writing of the Company.

With effect from the Conversion Date, the Company will deem the converting Holder to have become the holder of record of the number of Common Shares to be issued to such Holder upon such conversion (disregarding any retroactive adjustment of the Conversion Price referred to below prior to the time such retroactive adjustment shall have become effective). Thereafter the Company will, subject to any applicable limitations then imposed by United States laws and regulations, according to the request made in the relevant Conversion Notices, cause its share transfer agent as soon as practicable, and in any event within 10 Business Days after the Conversion Date, (i) to deliver or cause to be delivered to the order of the person named for that purpose in the relevant Conversion Notice for the time being of the share transfer agent a certificate or certificates for the relevant Shares registered in the name of the converting Holder or, in cases permitted under United States law, any other person named for that purpose in the relevant Conversion Notices, or (ii) to credit the relevant Shares to the electronic book-entry account of the converting Holder, together with any other securities, property or cash (including, without limitation, cash payable pursuant to Condition 2) required to be delivered upon conversion and such assignments and other documents (if any) as may be required by law to effect the delivery thereof.

Any dividend on the Common Shares issued upon conversion of a Bond or Bonds with respect to the Fiscal Period (as defined below) during which the relevant Conversion Date falls will be paid with respect to the full Fiscal Period on the basis that the conversion took effect immediately before the beginning of such Fiscal Period. The Common Shares issued upon conversion of the Bonds will in all other respect rank pari passu with the Common Shares in issue on the relevant Conversion Date (except for any right the record date for which precedes such Conversion Date and any other right excluded by mandatory provisions of applicable law). “Fiscal Period” means an annual period commencing on January 1 and ending on December 31 in any year unless changed in accordance with the provisions of the Article of Incorporation of the Company.

(C) Adjustment of Conversion Price

The Conversion Price shall be subject to adjustment as follows:
(i)(x)
If the Company shall (a) make a free distribution of Common Shares, (b) sub-divide its outstanding Common Shares, (c) consolidate its outstanding Common Shares into a smaller number of Common Shares, or (d) re-classify any of its Common Shares into other securities of the Company, then the Conversion Price shall be appropriately adjusted so that the Holder, the Conversion Date in respect of which occurs after the coming into effect of the adjustment described in this paragraph (i)(x), shall be entitled to receive the number of Common Shares or other securities of the Company which he would have held or have been entitled to receive after the happening of any of the events described above had such Bond been converted immediately prior to the happening of such event (or, if the Company has fixed a prior record date for the determination of shareholders entitled to receive any such free distribution of Common Shares or other securities issued upon any such sub-division, consolidation or re-classification, immediately prior to such record date), but without prejudice to the effect of any other adjustment to the Conversion Price made with effect from the date of the happening of such event (or such record date) or at any time thereafter. An adjustment made pursuant to this paragraph (i)(x) shall become effective immediately on the relevant event referred to above becoming effective or, if a record date is fixed therefor, immediately after such record date; provided, that in the case of a free distribution of Common Shares which must, under the applicable law, be submitted for approval to a general meeting of shareholders or be approved by a meeting of the Board of Directors of the Company before being legally paid or made, and which is so approved after the record date fixed for the determination of shareholders entitled to receive such distribution, such adjustment shall, immediately upon such approval being given by such meeting, become effective retroactively to immediately after such record date.

If the Company shall authorize a free distribution of Common Shares which distribution is to be paid or made to shareholders as of a record date which is also:

(a) the record date for the issue of any rights or warrants which requires an adjustment of the Conversion Price pursuant to paragraph (ii) or (iii) below;

(b) the day immediately before the date of issue of any securities convertible into or exchangeable for Common Shares which requires an adjustment of the Conversion Price pursuant to paragraph (v) below;

(c) the day immediately before the date of issue of any Common Shares which requires an adjustment of the Conversion Price pursuant to paragraph (vi) below; or

(d) the day immediately before the date of issue of any rights or warrants which requires an adjustment of the Conversion Price pursuant to paragraph (vii) below,

then (except where such free distribution gives rise to a retroactive adjustment of the Conversion Price under this paragraph (i)(x)) no adjustment of the Conversion Price in respect of such free distribution shall be made under this paragraph (i)(x), but in lieu thereof an adjustment shall be made under paragraph (ii), (iii), (v), (vi) or (vii) below (as the case may be) by including in the denominator of the fraction described therein the aggregate number of Common Shares to be issued pursuant to such free distribution.

(i)(y)
If the Company shall declare a dividend in Common Shares then the Conversion Price in effect on the date when such dividend is declared (or, if the Company has fixed a prior record date for the determination of shareholders entitled to receive such dividend, on such record date) shall be adjusted in accordance with the following formula:

NCP = OCP × [(N + y) ÷ (N + n)]

where:

NCP =  the Conversion Price after such adjustment

OCP  =  the Conversion Price before such adjustment

N  = the number of Common Shares outstanding (having regard to paragraph (x) below) at the time of declaration of such dividend (or at the close of business in the United States on such record date as the case may be)

n  = the number of Common Shares to be distributed to the shareholders as a dividend

y  = the number of Common Shares which the aggregate par value of such Common Shares to be distributed to the shareholders as a dividend would purchase at the current market price per Common Share on the date of the declaration of such dividend (or, if a prior record date has been fixed as aforesaid, such record date). An adjustment made pursuant to this paragraph (i)(y) shall become effective as provided with respect to paragraph (i)(x); provided that in the case of a dividend in Common Shares which must, under the applicable law, be submitted for approval to a general meeting of shareholders of the Company before being legally paid, and which is so approved after the record date fixed for the determination of shareholders entitled to receive such dividend, such adjustment shall, immediately upon such approval being given by such meeting, become effective retroactively to immediately after such record date.

If the Company shall declare a dividend in Common Shares which dividend is to be paid or made to shareholders as of a record date which is also:

(a) the record date for the issue of any rights or warrants which requires an adjustment of the Conversion Price pursuant to paragraph (ii) or (iii) below;

(b) the day immediately before the date of issue of any securities convertible into or exchangeable for Common Shares which requires an adjustment of the Conversion Price pursuant to paragraph (v) below;

(c) the day immediately before the date of issue of any Common Shares which requires an adjustment of the Conversion Price pursuant to paragraph (vi) below; or

(d) the day immediately before the date of issue of any rights or warrants which requires an adjustment of the Conversion Price pursuant to paragraph (vii) below,

then (except where such dividend gives rise to a retroactive adjustment of the Conversion Price under the first paragraph of paragraph (i)(x) above) no adjustment of the Conversion Price in respect of such dividend shall be made under this paragraph (i)(y), but in lieu thereof an adjustment shall be made under paragraph (ii), (iii), (v), (vi) or (vii) below (as the case may require) by including in the denominator of the fraction described therein the aggregate number of Common Shares to be issued pursuant to such dividend and including in the numerator of the fraction described therein the number of Common Shares which the aggregate par value of Common Shares to be so distributed would purchase at the current market price per Common Share.

(ii)  if the Company shall grant, issue or offer to the holders of Common Shares rights or warrants entitling them to subscribe for or purchase Common Shares:

(a) at a consideration per Common Share receivable by the Company (determined as provided in paragraph (ix) below) which is fixed on or prior to the record date mentioned below and is less than the current market price per Common Share at such record date; or

(b) at a consideration per Common Share receivable by the Company (determined as aforesaid) which is fixed after the record date mentioned below and is less than the current market price per Common Share on the date the Company fixes the said consideration, then the Conversion Price in effect (in a case within (a) above) on the record date for the determination of shareholders entitled to receive such rights or warrants or (in a case within (b) above) on the date the Company fixes the said consideration shall be adjusted in accordance with the following formula:

NCP = OCP × [(N + v) ÷ (N + n)]

where:

NCP = the Conversion Price after such adjustment

OCP = the Conversion Price before such adjustment

N = the number of Common Shares outstanding (having regard to paragraph (x) below) at the close of business in the United States (in a case within (a) above) on such record date or (in a case within (b) above) on the date the Company fixes the said consideration

n = the number of Common Shares initially to be issued upon exercise of such rights or warrants at the said consideration

v = the number of Common Shares which the aggregate consideration receivable by the Company (determined as provided in paragraph (ix) below) would purchase at such current market price per Common Share specified in (a) or, as the case may be, (b) above.

Such adjustment shall become effective (in a case within (a) above) immediately after the record date for the determination of shareholders entitled to receive such rights or warrants or (in a case within (b) above) immediately after the Company fixes the said consideration but retroactively to immediately after the record date for the said determination.

If, in connection with a grant, issue or offer to the holders of Common Shares of rights or warrants entitling them to subscribe for or purchase Common Shares, any Common Shares which are not subscribed for or purchased by the persons entitled thereto are offered to or subscribed by others (whether as places or members of the public or pursuant to underwriting arrangements or otherwise), no further adjustment shall be required or made to the Conversion Price by reason of such offer or subscription.

(iii)  If the Company shall grant, issue or offer to the holders of Common Shares rights or warrants entitling them to subscribe for or purchase any securities convertible into or exchangeable for Common Shares (other than those rights and warrants granted, issued or offered to and accepted by existing employees of the Company in accordance with mandatory provisions of the applicable law):

(a) at a consideration per Common Share receivable by the Company (determined as provided in paragraph (ix) below) which is fixed on or prior to the record date mentioned below and is less than the current market price per Common Share at such record date; or

(b) at a consideration per Common Share receivable by the Company (determined as aforesaid) which is fixed after the record date mentioned below and is less than the current market price per Common Share on the date the Company fixes the said consideration, then the Conversion Price in effect (in a case within (a) above) on the record date for the determination of shareholders entitled to receive such rights or warrants or (in a case within (b) above) on the date the Company fixes the said consideration shall be adjusted in accordance with the following formula:

NCP = OCP × [(N + v) ÷ (N + n)]

where:

NCP and OCP have the meanings ascribed thereto in paragraph (ii) above.

N = the number of Common Shares outstanding (having regard to paragraph (x) below) at the close of business in the United States (in a case within (a) above) on such record date or (in a case within (b) above) on the date the Company fixes the said consideration

n = the number of Common Shares initially to be issued upon exercise of such rights or warrants and conversion or exchange of such convertible or exchangeable securities at the said consideration

v = the number of Common Shares which the aggregate consideration receivable by the Company (determined as provided in paragraph (ix) below) would purchase at such current market price per Common Share specified in (a) or, as the case may be, (b) above.

Such adjustment shall become effective (in a case within (a) above) immediately after the record date for the determination of shareholders entitled to receive such rights or warrants or (in a case within (b) above) immediately after the Company fixes the said consideration but retroactively to immediately after the record date for the said determination.

If, in connection with a grant, issue or offer to the holders of Common Shares of rights or warrants entitling them to subscribe for or purchase securities convertible into or exchangeable for Common Shares, any such securities convertible into or exchangeable for Common Shares which are not subscribed for or purchased by the persons entitled thereto are offered to or subscribed by others (whether as places or members of the public or pursuant to underwriting arrangements or otherwise) no further adjustments shall be required or made to the Conversion Price by reason of such offer or subscription or the conversion or exchange of such securities.

    (iv)  If the Company shall distribute to the holders of Common Shares evidences of its indebtedness, shares of capital stock of the Company (other than Common Shares), assets (excluding annual cash dividends) or rights or warrants to subscribe for or purchase shares or securities at less than fair market value (excluding those rights and warrants referred to in paragraphs (ii) and (iii) above and any rights and warrants granted, issued or offered to and accepted by existing employees of the Company in accordance with mandatory provisions of the applicable law), then the Conversion Price in effect on the record date for the determination of shareholders entitled to receive such distribution shall be adjusted in accordance with the following formula:

NCP = OCP × [(CMP - fmv) ÷ CMP]

where:

NCP and OCP have the meanings ascribed thereto in paragraph (ii) above.

CMP = the current market price per Common Share on the record date for the determination of shareholders entitled to receive such distribution fmv = the fair market value (as determined by the Company or, if pursuant to the applicable law such determination is to be made by application to a court of competent jurisdiction, as determined by such court or by an appraiser appointed by such court) of the portion of the evidences of indebtedness, shares, assets, rights or warrants so distributed applicable to one Common Shares less any consideration paid for the same by the relevant shareholder.

In making a determination of the fair market value of any such rights or warrants, the Company shall consult a leading independent securities company or bank in New York selected by the Company and approved in writing by the Holder and shall take fully into account the advice received from such company or bank.

Such adjustment shall become effective immediately after the record date for the determination of shareholders entitled to receive such distribution; provided, that (a) in the case of such a distribution which must, under the applicable law, be submitted for approval to a general meeting of shareholders or be approved by a meeting of the Board of Directors of the Company before such distribution may legally be made and is so approved after the record date fixed for the determination of shareholders entitled to receive such distribution, such adjustment shall, immediately upon such approval being given by such meeting, become effective retroactively to immediately after such record date and (b) if the fair market value of the evidences of indebtedness, shares, assets, rights or warrants so distributed cannot be determined until after the record date fixed for the determination of shareholders entitled to receive such distribution, such adjustment shall, immediately upon such fair market value being determined, become effective retroactively immediately after such record date.

    (v)   If the Company shall grant, issue or offer any securities convertible into or exchangeable for Common Shares (other than in any of the circumstances described in paragraph (iii) above and paragraph (vii) below) and the consideration per Common Share receivable by the Company (determined as provided in paragraph (ix) below) shall be less than the current market price per Common Share on the date in the United States on which the Company fixes the said consideration (or, if the issue of such securities is subject to approval by a general meeting of shareholders, on the date on which the Board of Directors of the Company fixes the consideration to be recommended at such meeting), then the Conversion Price in effect immediately prior to the date of issue of such convertible or exchangeable securities shall be adjusted in accordance with the following formula:

NCP = OCP × [(N + v) ÷ (N + n)]

where :

NCP and OCP have the meanings ascribed thereto in paragraph (ii) above.

N = the number of Common Shares outstanding (having regard to paragraph (x) below) at the close of business in the United States on the day immediately prior to the date of such issue

n = the number of Common Shares to be issued upon conversion or exchange of such convertible or exchangeable securities at the initial conversion or exchange price or rate

v = the number of Common Shares which the aggregate consideration receivable by the Company (determined as provided in paragraph (ix) below) would purchase at such current market price per Common Share.

Such adjustment shall become effective as of the calendar day in the United States corresponding to the calendar day at the place of issue on which such convertible or exchangeable securities are issued.

(    (vi) If the Company shall issue any Common Shares (other than Common Shares issued (a) on conversion of the Bonds or on conversion or exchange of any convertible or exchangeable securities issued by the Company prior to the Issue Date or (b) on exercise of any rights or warrants granted, issued or offered by the Company prior to the Issue Date or (c) in any of the circumstances described above or (d) to shareholders of any company which merges into the Company in proportion to their shareholdings in such company immediately prior to such merger, upon such merger) for a consideration per Common Share receivable by the Company (determined as provided in paragraph (ix) below) less than the current market price per Common Share on the date in the United States on which the Company fixes the said consideration (or, if the issue of such Common Shares is subject to approval by a general meeting of shareholders, on the date on which the Board of Directors of the Company fixes the consideration to be recommended at such meeting), then the Conversion Price in effect immediately prior to the issue of such additional Common Shares shall be adjusted in accordance with the following formula:

NCP = OCP × [(N + v) ÷ (N + n)]

where:

NCP and OCP have the meanings ascribed thereto in paragraph (ii) above.

N = the number of Common Shares outstanding (having regard to paragraph (x) below) at the close of business in the United States on the day immediately prior to the date of issue of such additional Common Shares.

n = the number of additional Common Shares issued as aforesaid.

v = the number of Common Shares which the aggregate consideration receivable by the Company (determined as provided in paragraph (ix) below) would purchase at such current market price per Common Share.

Such adjustment shall become effective as of the calendar day in the United States of the issue of such additional Common Shares.

(vii)  If the Company shall issue rights or warrants to subscribe for or purchase Common Shares or securities convertible into or exchangeable for Common Shares (other than any rights or warrants granted, issued or offered to the holders of Common Shares and to existing employees of the Company in accordance with mandatory provisions of the applicable law) and the consideration per Common Share receivable by the Company (determined as provided in paragraph (ix) below) shall be less than the current market price per Common Share on the date in the United States on which the Company fixes the said consideration (or, if the issue of such rights or warrants is subject to approval by a general meeting of shareholders, on the date on which the Board of Directors of the Company fixes the consideration to be recommended at such meeting), then the Conversion Price in effect immediately prior to the date of the issue of such rights or warrants shall be adjusted in accordance with the following formula:

NCP = OCP × [(N + v) ÷ (N + n)]

where:

NCP and OCP have the meanings ascribed thereto in paragraph (ii) above.

N = the number of Common Shares outstanding (having regard to paragraph (x) below) at the close of business in the United States on the day immediately prior to the date of such issue

n = the number of Common Shares to be issued on exercise of such rights or warrants and (if applicable) conversion or exchange of such convertible or exchangeable securities at the said consideration

v = the number of Common Shares which the aggregate consideration receivable by the Company (determined as provided in paragraph (ix) below) would purchase at such current market price per Common Share.

Such adjustment shall become effective as of the calendar day in the United States corresponding to the calendar day at the place of issue on which such rights or warrants are issued.

(viii)  For the purposes of any calculation of the consideration receivable by the Company pursuant to paragraphs (ii), (iii), (v), (vi) and (vii) of Condition 2(C), the following provisions shall be applicable:

(a) in the case of the issue of Common Shares for cash, the consideration shall be the amount of such cash;

(b) in the case of the issue of Common Shares for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by an independent financial institution or, if pursuant to applicable law of the United States such determination is to be made by application to a court of competent jurisdiction, as determined by such court or an appraiser appointed by such court, irrespective of the accounting treatment thereof;

(c) in the case of the issue (whether initially or upon the exercise of rights or warrants) of securities convertible into or exchangeable for Common Shares, the aggregate consideration receivable by the Company shall be deemed to be the consideration received by the Company for such securities and (if applicable) rights or warrants plus the additional consideration (if any) to be received by the Company upon (and assuming) the conversion or exchange of such securities at the initial conversion or exchange price or rate and (if applicable) the exercise of such rights or warrants at the initial subscription or purchase price (the consideration in each case to be determined in the same manner as provided in this paragraph (ix) of Condition 2(C)) and the consideration per Common Share receivable by the Company shall be such aggregate consideration divided by the number of Common Shares to be issued upon (and assuming) such conversion or exchange at the initial conversion or exchange price or rate and (if applicable) the exercise of such rights or warrants at the initial subscription or purchase price;

(d) in the case of the issue of rights or warrants to subscribe for or purchase Common Shares, the aggregate consideration receivable by the Company shall be deemed to be the consideration received by the Company for any such rights or warrants plus the additional consideration to be received by the Company upon (and assuming) the exercise of such rights or warrants at the initial subscription or purchase price (the consideration in each case to be determined in the same manner as provided in this paragraph (ix) of Condition 2(C)) and the consideration per Common Share receivable by the Company shall be such aggregate consideration divided by the number of Common Shares to be issued upon (and assuming) the exercise of such rights or warrants at the initial subscription or purchase price;

(e) if any of the consideration referred to in any of the preceding paragraphs of this paragraph (viii)(c) of Condition 2(C) is receivable in a currency other than United States Dollars, such consideration shall (in any case where there is a fixed rate of exchange between United States Dollars and the relevant currency for the purposes of the issue of the Common Shares, the conversion or exchange of such securities or the exercise of such rights or warrants) be translated into United States Dollars for the purposes of this paragraph (viii) of Condition 2(C) at such fixed rate of exchange and shall (in all other cases) be translated into United States Dollars at such rate of exchange as may be determined in good faith by an independent financial institution to be the spot rate ruling at the close of business on the date as of which the said consideration is required to be calculated as aforesaid;

(f) in the case of the issue of Common Shares credited as fully paid out of retained earnings or capitalisation of reserves at their par value, the aggregate consideration receivable by the Company shall be deemed to be zero (and accordingly the number of Common Shares which such aggregate consideration receivable by the Company could purchase at the relevant current market price per Common Share shall also be deemed to be zero); and

(g) in making any such determination, no deduction shall be made for any commissions or any expenses paid or incurred by the Company.

  (ix)  If, at the time of computing an adjustment (the “later adjustment”) of the Conversion Price pursuant to any of paragraphs (ii), (iii), (v), (vi) and (vii) above, the Conversion Price already incorporates an adjustment made (or taken or to be taken into account pursuant to the proviso to paragraph (x) below) to reflect an issue of Common Shares or of securities convertible into or exchangeable for Common Shares or of rights or warrants to subscribe for or purchase Common Shares or securities, to the extent that the number of such Common Shares or securities taken into account for the purposes of such adjustment exceeds the number of such Common Shares in issue at the time relevant for ascertaining the number of outstanding Common Shares for the purposes of computing the later adjustment, such Common Shares shall be deemed to be outstanding for the purposes of making such computation.

(x)
No adjustment of the Conversion Price shall be required unless such adjustment would require an increase or decrease in such price of at least United States Dollars 0.001; provided, that any adjustment which by reason of this paragraph (x) is not required to be made shall be carried forward and taken into account (as if such adjustment had been made at the time when it would have been made but for the provisions of this paragraph (x)) in any subsequent adjustment. All calculations under this Condition 2(C) shall be made to the nearest United States Dollars.

(xi)
Notwithstanding the provisions of this Condition 2(C), the Conversion Price shall not be reduced below the par value of the Common Shares as a result of any adjustment made hereunder unless under applicable law then in effect Bonds may be converted at such reduced Conversion Price into legally issued, fully-paid Common Shares.

(xii)
Any references herein to the date on which a consideration is “fixed” shall, where the consideration is originally expressed by reference to a formula which cannot be expressed an actual cash amount until a later date, be construed as a reference to the first day on which such actual cash amount can be ascertained.

(xiii)	No adjustment involving an increase in the Conversion Price will be made, except in the case of a consolidation of the Common Shares, as referred to in paragraph (i) of Condition 2(C).

(xiv)	The Company may purchase its Common Shares to the extent permitted by law.

(xv)	Notice of any adjustment in the Conversion Price shall be given to Holder in accordance with Condition 9 as soon as practicable after the determination thereof.

(xvi)
Where more than one event which gives or may give rise to an adjustment to the Conversion Price occurs within such a short period of time that in the opinion of a leading investment bank of international repute (acting as expert), selected by the Company and approved in writing by the Holder at the expense of the Company, the foregoing provisions would need to be operated subject to some modification in order to give the intended result, such modification shall be made to the operation of the foregoing provisions as may be advised by a leading investment bank of international repute (acting as expert), selected by the Company and approved in writing by the Holder at the expense of the Company, to be in their opinion appropriate in order to give such intended result.

    (D)  The Conversion Price shall be subject to resetting as follows:

(i)
If the Common Shares are listed on any of the Stock Exchanges (as defined below), and if the lower of (x) the simple arithmetic average of (i) the volume weighted average of the Closing Prices (as defined below) of the Common Shares on such Stock Exchange for the one month prior to each relevant Setting Date (as defined below), (ii) the volume weighted average of the Closing Prices for the one week prior to the relevant Setting Date, and (iii) the Closing Price one trading day prior to the relevant Setting Date, being rounded upwards (if necessary) to the nearest United States Cent, and (y) the Closing Price at the close of business in the United States one trading day prior to each relevant Setting Date (the lower of (x) and (y), “Adjusted Share Price”) is lower than the then applicable Conversion Price on the relevant Setting Date, then the Conversion Price shall be adjusted to the Adjusted Share Price in effect on and from the relevant Setting Date (such adjusted Conversion Price being rounded upwards (if necessary) to the nearest United States Cent).

PROVIDED THAT:

(1)
the provisions of Condition 2(C) shall apply mutatis mutandis to this Condition 2(D)(i) to ensure that appropriate adjustments shall be made to any Closing Price to reflect any adjustments made to the Conversion Price in accordance with Condition 2(C);

(2)
any such adjustment to the Conversion Price pursuant to this Condition 2(D)(i) shall be limited so that the Conversion Price shall not be reduced below 70 per cent. of (x) the Initial Conversion Price or (y) if any adjustment has been made to the Conversion Price in accordance with Condition 2(C), such adjusted Conversion Price;

(3)
the Conversion Price shall not be reduced below the par value of the Common Shares (currently United States Dollars 0.001 per Common Share as of the Issue Date) as a result of any adjustment made hereunder unless under applicable law then in effect, the Bonds may be converted at such reduced Conversion Price into legally issued, fully-paid and non-assessable Common Shares;

(4)	the adjustment of the Conversion Price in respect of any Setting Date shall be subject to the provisions of the applicable United States law and regulations then in effect; and

(5)
for the avoidance of doubt (x) any adjustments to the Conversion Price made pursuant to this Condition 2(D)(i) shall only be downward adjustments, (y) no adjustment will be made where such adjustment would be less than United States Dollar 0.001 and (z) an adjustment may be made in respect of a Setting Date notwithstanding that an adjustment may have been made in respect of a prior Setting Date or Setting Dates.

(ii)
Notwithstanding anything to the contrary in these Conditions, in the event that the Company’s Common Shares become de-registered or de-listed from such Stock Exchange, the Conversion Price shall be immediately adjusted to the par value of the Common Shares with effect on and from the date such event takes effect.

The term “Closing Price” for any day means the last selling price or, if no sales take place on such day, the closing bid or offered price in each case as reported by the Stock Exchange the Common Shares are listed for such day. The term “trading day” is a day when the Stock Exchange the Common Shares are listed is open for business, but does not include a day when (a) no such last selling price or closing bid or offered price is reported and (b) (if the Common Shares is not admitted to trading on such Stock Exchange) no such closing bid and offered prices are furnished as aforesaid. If during the said 45 trading days or any period thereafter up to but excluding the date as of which the adjustment of the Conversion Price in question shall be effected, any event (other than the event which requires the adjustment in question) shall occur which gives rise to a separate adjustment to the Conversion Price under the provisions of Condition 2(C), then the current market price as determined above shall be adjusted in such manner and to such extent as a leading independent securities company or bank in New York selected by the Company and approved in writing by the Holder shall in its absolute discretion deem appropriate and fair to compensate for the effect thereof.

The term “Setting Date” means a day falling one calendar month after the Issue Date (i.e. May 12, 2007) and thereafter every three calendar months after the previous Setting Date (starting with August 12, 2007) up to one month prior to the Maturity Date. If any Setting Date would otherwise fall on a day which is not a Business Day, it shall be postponed to the next day which is a Business Day unless it would thereby fall into the next calendar month in which event it shall be brought forward to the immediately preceding Business Day.

Such adjustments (if any) shall be notified promptly to the Holder in accordance with Condition 9.

(E) If, while any Conversion Right is or is capable of being or becoming exercisable, there shall be any adjustment to the Conversion Price, the Company shall (i) as soon as practicable notify the Holder of particulars of the event giving rise to the adjustment, the Conversion Price after such adjustment, the date on which such adjustment takes effect and such other particulars and information as the Holder may require and (ii) promptly after the date upon which such adjustment takes effect, give notice to the Holder in a form previously approved in writing by the Holder, stating that the Conversion Price has been adjusted and setting both the Conversion Price in effect prior to such adjustment, the adjusted Conversion Price and the effective date of such adjustment. The Conversion Notice shall be made in a form agreed upon by and between the Company and the Holders.

3. Redemption at Maturity

Unless previously redeemed or converted or purchased and in each case canceled as herein provided, the Company will redeem on the Maturity Date the Bonds at one hundred per cent. (100%) of their face principal amount and interest on the amount of the Bonds calculated at the compounded rate of eight per cent. (8.0%) per annum.

4. Put Option

At any time during the period from November 1, 2009 to March 12, 2012, the Holder shall be entitled to exercise its put option to redeem the Bonds at the face value thereof, in which case the Holder shall also be entitled to receive from the Company the payment of interest on the outstanding principal balance of the Bonds calculated at the compounded rate of eight per cent. (8.0%) per annum. In case of the occurrence of any Event of Default by the Company hereunder, the Holder shall be entitled to exercise its put option to redeem the Bonds at the face value thereof if the said Event of Default is not cured within sixty (60) days of notice thereof, in which case the Holder shall also be entitled to receive from the Company the payment of default interest on the outstanding principal balance of the Bonds calculated at the compounded rate of nineteen per cent. (19.0%) per annum.

5. Charges, Taxes and Expenses

Issuance of the equity interest upon the conversion of the Bonds shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such equity interest, all of which taxes and expenses shall be paid by the Company.

6. Events of Default

If any of the following events (each, an “Event of Default”) occurs and is continuing, the Company shall promptly inform the Holder of such Event of Default. In such case, the Holder at its discretion may give notice to the Company that the Bonds are, and they shall immediately become, due and payable, in which case the entire unpaid principal balance of the Bonds and all of the unpaid interest accrued thereon shall be immediately due and payable. The term “subsidiaries” as used in this Condition 6 shall refer to the semiconductor-related group of companies under the control or management of the Company or fifteen per cent (15%) or more shares of which are held by the Company, including but not limited to the Acquired Company, etc. (but expressly excluding Cintel Information & Technology Co., Ltd. and Pheonix Asset Management Inc.).

(i)	Non-Payment

  The Company fails to pay principal, premium, interest and/or any other amount owing by the Company to the Holder hereunder when due and payable and such failure continues for seven (7) days; or

(ii)	Breach of Other Obligations

  The Company defaults in the performance or observance of or compliance with any of its obligations set out in this Agreement and/or these Conditions which default is incapable of remedy or, if it is capable of remedy, is not remedied within thirty (30) days after such default; or

(iii)	Breach of Representation or Warranty

  Any representation or warranty given by the Company under these Conditions is no longer correct in material respect on the date on which it was made or repeated and this situation continues for a period of thirty (30) days; or

(iv)	Cross Default

a.Any other present or future indebtedness for borrowed money of the Company or any of its subsidiaries becomes due and payable prior to its stated maturity by reason of an Event of Default; or

b.Any such indebtedness for borrowed money is not paid when due, as the case may be, within any applicable grace period originally provided for; or

c.The Company or any of its subsidiaries fails to pay when due (or within any applicable grace period originally provided for) any amount payable by it under any present or future guarantee or indemnity in respect of indebtedness for borrowed money.

(v)	Enforcement Proceedings

  A distress, execution or other legal process is levied, enforced or sued upon or against any material part of the property, assets or revenues of the Company or any of its subsidiaries and is not discharged or stayed within ninety (90) days of having been so levied, enforced or sued out unless enforcement or suit is being contested in good faith and by appropriate proceedings; or

(vi)	Security Enforced

  An encumbrancer takes possession or a receiver, manager or other similar person is appointed over, or an attachment order is issued in respect of the whole or any material part of the undertaking, property, assets or revenues of the Company or any of its subsidiaries and in any such case such possession, appointment or attachment is not stayed or terminated or the debt on account of which such possession was taken or appointment or attachment was made is not discharged or satisfied within thirty (30) days of such possession, appointment or the issue of such order; or

(vii)	Insolvency

  The Company is declared by a court of competent jurisdiction to be insolvent, bankrupt or unable to pay its debts, or stops, suspends or threatens to stop or suspend payment of all or a material part of its debts as they mature or applies for or consents to or suffers the appointment of an administrator, liquidator or receiver or other similar person in respect of the Company or over the whole or any material part of the undertaking, property, assets or revenues of the Company pursuant to any insolvency law and such appointment is not discharged within thirty (30) days of its taking effect or takes any proceedings under any law for a readjustment or deferment of its obligations or any part of them or makes or enters into a general assignment or an arrangement or composition with or for the benefit of its creditors except, in any such case, for the purpose of and followed by a reconstruction, amalgamation, reorganization, merger or consolidation on terms approved by the Holder; or

(viii)	Winding-up

  An order of a court of competent jurisdiction is made or an effective resolution passed for the winding-up or dissolution of the Company or any of its subsidiaries ceases to carry on all or any material part of its business or operations except, in any such case, for the purpose of and followed by a reconstruction, amalgamation, reorganization, merger or consolidation on terms approved by the Holder; or

(ix)    Expropriation

Any governmental authority or agency compulsorily purchases or expropriates all or any material part of the assets of the Company or any of its subsidiaries without fair compensation; or

(x)     Unlawfulness

The Company is in breach of any law or regulation in any jurisdiction in material respects to which it and/or any of its properties are subject.

(xi)	Analogous Events

Any event, which under the laws of the U.S. or Korea has an analogous effect to any of the events referred to in (vii) and (viii) above, occurs.

7. Replacement of Bonds

Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft or destruction of the Bonds and of indemnity or security reasonably satisfactory to it, the Company will make and deliver a new security which shall carry the same rights to interest (unpaid and to accrue) carried by the Bonds, stating that such security is issued in replacement of the Bonds, making reference to the original date of issuance of the Bonds (and any successors hereto) and dated as of such cancellation, in lieu of the Bonds.

8.  Governing Law and Jurisdiction

The Bonds shall be construed in accordance with the laws of the Republic of Korea, excluding its conflicts of laws rules.

9. Dispute Resolution

The Company and the Holder shall attempt in good faith to resolve all disputes, controversies or claims arising out of or in connection with the interpretation or application of the provisions of the terms and conditions hereto or in connection with the determination of any matters which are subject to objective determination pursuant to the terms and conditions hereto (each, a “Dispute”) by mutual agreement. If any Dispute cannot be resolved by the parties hereto pursuant to above or otherwise, then such Dispute shall be brought to the Seoul Central District Court of Korea.

10. Notices

Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or mailed by registered or certified mail, postage prepaid, or by recognized overnight courier or personal delivery at the respective addresses of the parties as set forth in the Convertible Bonds Subscription Agreement or on the register maintained by the Company. Any party hereto may change its address for future notice hereunder by giving notice of such change to the other party. Notice shall conclusively be deemed to have been given where received.

11. Miscellaneous

(A) No Waiver.

No failure or delay by the Holder to exercise any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other right, power or privilege.

(B) Attorneys’ Fees.

If the Holder retains an attorney for collection of the Bonds, or if any suit or proceeding is brought for the recovery of all, or any part of, or for protection of the indebtedness respected by the Bonds, then the Company agrees to pay all costs and expenses of the suit or proceeding, or any appeal thereof, incurred by the Holder, including without limitation, reasonable attorneys' fees.

(C) Default Rate.

The default interest rate shall be the compounded rate of nineteen per cent. (19%) per annum.

(D) Assignment.

The Holder may assign the Bonds, in whole or in part, at the Holder's sole discretion to any other person subject to any laws applicable to the Bonds.